Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-38479, 33-46054, 33-72510, 33-79368, 333-31830, 333-67806, 333-99243, and 333-106105) on Form S-8 of Exponent, Inc. of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of December 31, 2004 and January 2, 2004, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, appearing elsewhere in this Form 10-K.

KPMG LLP

Mountain View, California

March 14, 2005